August 5, 2010

Ministry of Finance of the Republic of Chile

Teatinos 120, piso 12

Santiago, Chile

Ladies and Gentlemen:

We have acted as special New York counsel to the Republic of Chile (“Chile”) in connection with Chile’s offering pursuant to a registration statement (No. 333-167354) as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of Ps. 272,295,000,000 aggregate principal amount of Chile’s CLP-Denominated 5.50% Notes due 2020 (the “Notes”) issued pursuant to the third amended and restated fiscal agency agreement dated August 5, 2010 (the “Fiscal Agency Agreement”), between Chile and The Bank of New York Mellon, as fiscal agent (the “Fiscal Agent”). Such registration statement, as amended as of its most recent effective date (July 29, 2010) insofar as it relates to the Notes (as determined for purposes of Rule 430B(f)(2) under the Securities Act), is herein called the “Registration Statement;” the related prospectus dated July 22, 2010 included in the Registration Statement is herein called the “Base Prospectus;” and the related prospectus supplement dated July 29, 2010, as first filed with the Commission pursuant to Rule 424(b) under the Securities Act, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the Final Prospectus;

Ministry of Finance of the Republic of Chile, p. 2

(b)	an executed copy of the Fiscal Agency Agreement;

(c)	an executed copy of the Authorization Certificate, dated as of August 5, 2010 (the “Authorization Certificate”), pursuant to which the terms of the Notes were established; and

(d)	a facsimile copy of the Notes, in global form as executed by Chile and authenticated by the Fiscal Agent.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other documents and certificates of public officials of Chile, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Notes have been duly authenticated in accordance with the terms of the Fiscal Agency Agreement.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes are valid, binding and enforceable obligations of Chile.

In giving the foregoing opinion, (a) we have assumed that each of Chile and the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement and the Notes enforceable against the parties thereto (except that no such assumption is made as to Chile regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to the Fiscal Agency Agreement or the Notes), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights. In addition, we note that (i) the enforceability in the United States of the waiver by Chile of its immunities from court jurisdiction and from legal process, as set forth in Section 9.7(d) of the Fiscal Agency Agreement and Paragraph 15(d) of the terms and conditions of the Notes, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976 and (ii) the designation in Section 9.7(b) of the Fiscal Agency Agreement and Paragraph 15 (b) of the terms and conditions of the Notes of the U.S. federal courts sitting in The City of New York as a venue for actions or proceedings relating to the Fiscal Agency Agreement and the Notes is (notwithstanding the waiver in or pursuant to Section 9.7(d) of the Fiscal Agency Agreement and Paragraph 15(d) of the terms and conditions of the Notes) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

Ministry of Finance of the Republic of Chile, p. 3

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Base Prospectus and “Validity of the Notes” in the Final Prospectus Supplement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ William F. Gorin
William F. Gorin, a Partner